Exhibit 10.48

February 21, 2005

Michael C. Dugan, M.D.

Re:          Incentive Arrangement

Dear Mike:

As you are aware, there has been considerable recent change at Specialty, including the fantastic effort all our Team members put forth to achieve the successful move to our new state-of-the-art Valencia facility, and more recently, the announcement that Doug Harrington will be stepping down at the end of March, concluding a very successful term as the Company’s CEO.  While change can certainly create uncertainty, it can also create great new opportunities, including opportunities for our Company, opportunities for all members of the Specialty Team, and very importantly, opportunities for you and your future.  Specialty’s Board of Directors and Management recognize you as an important leader at Specialty, and we want to avoid potential distraction for you and other key employees during this time of change.  Therefore, an incentive arrangement has been developed to encourage and reward your continuing commitment to Specialty, which you have helped make a world-class laboratory.

We are offering you an incentive bonus of $100,000 (the “Incentive Bonus”), based on the terms specified herein.  Payment of the Incentive Bonus is contingent upon your continued employment with Specialty through at least February 20, 2006.  If you are still employed with the Company on February 20, 2006, and have not been terminated for Cause (as defined in Exhibit A to this letter) prior to that date, you will receive the Incentive Bonus (less required withholdings and deductions) in a lump sum.  Should you resign or be terminated for Cause prior to February 20, 2006, you will not be eligible to receive the incentive bonus.  You were previously offered certain severance protections by the Company if you were terminated other than for Cause, and of course, the terms of that offer will remain in effect throughout your employment with the Company, including following February 20, 2006.  However, should you be terminated other than for Cause prior to February 20, 2006, you will not be eligible to receive both payments, and thus you will receive only the greater of the two offers (i.e., you will receive the severance protection payments, not the Incentive Bonus).

Specialty’s standard policies and procedures, and all other terms of your employment with the Company, including your “at will” employment status, will remain in full effect.  Please also remember that the terms of this offer are confidential and, as with all matters relating to compensation, should not be discussed with other employees.  If you are in agreement with the terms herein, please countersign below indicating your acceptance.

With your continued dedication and leadership we will ensure that Specialty is headed for great success in the coming months and years, and we will continue Specialty’s long tradition of excellence in laboratory medicine.

Sincerely,

/s/ Nicholas R. Simmons

Nicholas R. Simmons
Vice-President & General Counsel

/s/ Michael C. Dugan
Michael C. Dugan, M.D.

Exhibit A

“Cause” shall mean a reasonable belief by the Board of Directors or your supervisor that you have engaged in any one or more of the following:  (i) financial dishonesty, including, without limitation, misappropriation of a material or substantial quantity of company funds or property, or any attempt by you to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Company’s Board of Directors; (ii) gross insubordination; (iii) gross negligence or reckless or willful misconduct in the performance of your duties; (iv) misconduct which has a materially adverse effect upon the Company’s business or reputation; (v) the conviction of, or plea of nolo contendre to, any felony involving moral turpitude or fraud; or (vi) a material violation of Company policies including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment.